EXHIBIT 11

                       Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 70 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 2, 1995, relating to the financial statements and financial highlights appearing in the August 31, 1995 Annual
Report to Shareholders of the INVESCO Growth Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "financial Highlights" in the Prospectus and under headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
----------------------------
PRICE WATERHOUSE LLP

Denver, Colorado
December 15, 1995